Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES DOWN 12 PERCENT;
COMPARABLE STORE SALES DOWN 14 PERCENT

SAN FRANCISCO - January 8, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $1.93 billion for the five-week period ended January 3, 2009, which represents a 12 percent decrease compared with net sales of $2.20 billion for the five-week period ended January 5, 2008. The company's comparable store sales for December 2008 were down 14 percent compared with a 6 percent decrease in December 2007.

Comparable store sales by division for December 2008 were as follows:

  Gap North America: negative 12 percent versus negative 9 percent last year
  Banana Republic North America: negative 15 percent versus negative 1 percent last year
  Old Navy North America: negative 16 percent versus negative 8 percent last year
  International: negative 5 percent versus negative 1 percent last year

"December was challenging, as customers waited until late in the month to shop and we faced a highly competitive promotional environment," said Sabrina Simmons, chief financial officer of Gap Inc. "We responded aggressively across our brands with compelling offers, which helped us clear through a significant amount of holiday inventory, but resulted in merchandise margins below last year."

Year-to-date net sales were $13.77 billion for the 48 weeks ended January 3, 2009, a decrease of 7 percent compared with net sales of $14.83 billion for the 48 weeks ended January 5, 2008. The company's year-to-date comparable store sales decreased 11 percent compared with a 5 percent decrease last year.

Fiscal Year 2008 Earnings Guidance

The company revised its guidance for fiscal year 2008 diluted earnings per share on a GAAP basis to $1.27 to $1.30 from its previous guidance of $1.30 to $1.35. Fiscal year 2007 diluted earnings per share was $1.05 on a GAAP basis.

The company continues to generate strong cash flow and maintain a healthy balance sheet. As planned, during December the company repaid $138 million of debt, leaving only $50 million of debt outstanding. The company also reaffirmed that it expects to generate about $1 billion in free cash flow for the year. Please see the reconciliation of expected free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this release.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

January Sales

The company will report January sales on February 5, 2009.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) fiscal year 2008 diluted earnings per share, (ii) free cash flow for fiscal year 2008, (iii) expected net cash provided by operating activities in fiscal year 2008, and (iv) expected purchases of property and equipment in fiscal year 2008.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company's financial performance or strategies; the highly competitive nature of the company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company's IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company's supply chain or operations; the risk that the company's efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company's third party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on the company's reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended November 1, 2008.

These forward-looking statements are based on information as of January 8, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal year 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Evan Price

(415) 427-2161

Media Relations:

Kris Marubio

(415) 427-1798

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF EXPECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED FREE CASH FLOW
($ in millions)	Expected 52 Weeks Ending January 31, 2009

Expected net cash provided by operating activities	$1,450
Less: expected purchases of property and equipment	(450)
Expected free cash flow (a)	$1,000

________

(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.